1140 Pearl Street, Boulder, Colorado 80302

Contacts:
Anthony DiPaolo	Suzanne Gallagher
Incentra, CFO	Incentra, SVP
adipaolo@incentra.com	sgallagher@incentra.com
(866) 863-7706	(866) 863-7706

INCENTRA FILES CHAPTER 11 BANKRUPTCY WITH ASSET PURCHASE AGREEMENT AND DIP FINANCING

Plans to Complete Sale in Bankruptcy Within 60 Days

Boulder, CO — February 4, 2009 — Incentra Solutions, Inc. (OTCBB:ICNS) announced today that it filed a voluntary Chapter 11 petition in the United States Bankruptcy Court for the District of Delaware. As part of the process, the Company and its senior lenders, a group of investment funds managed by Valens Capital Management, LLC and Laurus Capital Management, LLC (the Lenders), have entered into an Asset Purchase Agreement, that is proposed to be consummated using a Section 363 sales process.  The Company and the Lenders have agreed to a debtor in possession (DIP) financing facility to ensure uninterrupted operations of the business during the bankruptcy.

This process will significantly improve the Company's balance sheet and liquidity.  The Company has secured the continued availability of it’s revolving credit facility as a source of DIP financing.  These additional funds along with the Company’s continuing cash collections should provide sufficient resources to meet the Company’s ongoing obligations. The Company plans to continue operations as is with no interruption in the delivery of services and technologies to its customers throughout the United States and Western Europe.

“In today’s economic conditions, we are pleased to have achieved such strong support for a sale of the business that is beneficial to our employees, customers, and partners by dramatically improving our balance sheet, eliminating some debt service obligations, and enabling continued investment in our services and future growth. This process will give Incentra a strong balance sheet, and allow us to take advantage of opportunities in the current economic environment while continuing to provide exceptional products and services to our customers. We look forward to the continued support of our senior lenders and their long-term commitment to the business,” stated Chairman and CEO Thomas P. Sweeney.

The Company plans to complete the sale and have the assets emerge from bankruptcy as quickly as possible, as the Asset Purchase Agreement with the senior lenders has already been approved by the Company’s Board of Directors and will be filed with the Court in connection with the Company’s motion to set a hearing date to approve the sale. Customers will not see any deterioration in the level of service or support they receive from Incentra and partners will be able to continue to count on the Company to deliver the consulting, technology and outsourcing services that the market requires.

The Company continued its record growth in 2008 with revenues up 46 percent to $212 million over 2007. The Company continued to experience strong growth in its services portfolio with revenues up 26 percent for consulting and outsourcing services.

About Incentra
Incentra is a provider of complete IT services and solutions to enterprise companies and managed service providers throughout North America and Europe. For over eight years, Incentra has delivered professional services, hardware and software solutions, and outsourcing services – all customized to help individual clients realize the full impact of their IT investments. By leveraging relationships with over 100 manufacturers, Incentra's experts deliver a unique combination of consulting, technology, and outsourcing that maximize results for every IT project. For more information, visit www.Incentra.com.

Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws, including statements using the words “plans,” “expects,” or “anticipates.”  The Company intends that all such forward-looking statements be subject to the safe harbor created under such laws.  Such forward-looking statements include, but are not limited to, statements regarding (i) the continuation of the Company’s status as a Chapter 11 debtor in possession; (ii) the sufficiency of the Company’s DIP financing; (iii) the continuation of support of the Company by its senior lender; (iv) the absence of any interruption in the Company’s business or delivery of goods and services; and (v) the timing of the sale of assets.  The Company cautions that these statements are qualified by important factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.  Such factors include, but not are not limited to, (a) the Company’s ability to perform its obligations, and remain in place as, a Chapter 11 debtor in possession; (b) the Company’s ability to successfully manage its operating and administrative expenses and to remain in compliance with its DIP financing credit facility; (c) the Company’s ability to manage its business effectively and efficiently while both implementing the sale transaction and managing the bankruptcy proceedings; (d) the approval of the sale transaction by the Bankruptcy Court and the satisfaction of all other conditions to closing under the Asset Purchase Agreement; (e) the various risks and delays associated with Chapter 11 bankruptcy proceedings; and (f) as detailed in the Company’s Form 10-K, Form 10-Q and other reports filed with the U.S. Securities & Exchange Commission.

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